Exhibit 1.01 Sadia by laws

SADIA S.A.

BYLAWS

CONSOLIDATED AT THE EXTRAORDINARY GENERAL MEETING HELD ON 04.29.2005

CHAPTER I

THE COMPANY, ITS HEADQUARTERS AND PURPOSE

ARTICLE 1

SADIA S. A. is a company governed by these Bylaws, by the Joint Stock Company Act and by all other Laws and Regulations applicable to the Company and its business purpose.

ARTICLE 2

The Company’s headquarters is located at Rua Senador Attílio Fontana nº 86, Centro, in the County of Concórdia, State of Santa Catarina, with jurisdiction in the same county.

ARTICLE 3

The duration of this Company is indefinite.

ARTICLE 4

The purpose of this Company is to engage in:

a)              Agricultural, industrial and commercial activities related to food products, generally;

b)             The operation of slaughterhouses, tanneries, meat packing plants, factories producing preserves, whether or not canned, meats, fats and dairy products, processing of vegetable oils, as well as the operation of large-scale cold storage depots including meat warehousing, preservation, storage and classification;

c)              Meats, generally, byproducts and selected cuts;

d)             Processing and sale of wheat, other grains and their by-products;

e)              Livestock framing (cattle, swine, sheep, goat and poultry);

f)                Lumber mills;

g)             Road transportation of own and third party goods and rental of cold stores, silos and warehouses;

h)             All activities related agriculture and agribusiness and the sale of grains and other primary products and/or processed products on the domestic and foreign market;

i)                 Processing and sale of substances and products, generally, for human food and animal feed;

j)                 Processing and sale of chemical, sanitary and veterinary products for use in agriculture, poultry, cattle and swine raising, i.e. livestock, generally);

k)              Forestry and reforestation activities;

l)                 Any other agricultural, industrial and commercial activities correlated to the purposes of the Company;

m)           Planning and development of agricultural and engineering projects, under the responsibility of professionals duly qualified by the appropriate bodies.

Sole clause -                                                   Leasing cold storage chambers, silos and depots, as described in letter “g” of this Article, does not fall under general warehouse activities as set out in Executive Order No. 1102, of 21/11/1903.

CHAPTER II

CAPITAL STOCK

SECTION I

SUBSCRIBED CAPITAL

ARTICLE 5

Capital Stock is one billion and five hundred million reais (R$ 1,500,000,000.00, fully paid-in, divided into six hundred and eighty-three million (683,000,000) no par value, of which two hundred and fifty-seven million (257,000,000) are common shares and four hundred and twenty-six million (426,000.000) are preferred shares with no voting rights.

SECTION II

CAPITAL INCREASE

ARTICLE 6

The Company may increase the capital stock upon a resolution by the General Meeting, proposed by the Board of Directors, and after hearing the Audit Committee, using:

a)              The reserves, retained or suspended earnings, surplus capital or special reserves resulting from monetary correction;

b)             Annual restatement of the monetary expression of the capital stock, observing the provision in Article 7 of the Bylaws;

c)              Issuance and placement of shares by subscription.

Paragraph 1 -                   The capital increases described in items “a” and “b” will observe the provision in Article 17, clause 4, of
Law No. 6404/76.

Paragraph 2 -                   Resolutions relating to capital stock increase shall state indicate the number and type of shares to be issued and shall be transcribed in the minutes of the Meeting.

Paragraph 3 -                   Within 30 (thirty) days from capital increase, the Board of Executive Officers shall submit the corresponding minutes of the General Meeting to the Commercial Registry for annotation and filing.

ARTICLE 7

Regardless of having reached the limit contemplated in item I of Article 297 of Law No. 6404/76, the General Meeting shall make a resolution in the year following that of its calling about the transfer of the capital reserve to the capital stock referred to in Article 167 of the same Law.

ARTICLE 8

The following conditions for subscription and payment shall be observed in the issuance and placement of capital shares:

I.              In increases by subscription, the General Meeting shall indicate:

a)              Whether the payment shall be made in cash or in kind, on demand or by installments;

b)             The deadline for placing or subscribing the issuance;

c)              The period of time for subscribing the shares;

d)             The price of issuance of the shares.

II.          Whenever the issuance of shares permits a term subscription or subscription by installments, the Subscription Bulletin shall specify the down amount, the number and amount of the installments and the respective payment dates as follows:

a)              A minimum payment of 10% (ten per cent) of the subscribed amount must be paid at the time of subscription; this amount may be received by the Company independent of a bank deposit;

b)             If the shareholder fails to make any payment of the subscription installment on the due date, this shall imply, regardless of any notice:

b.1)                            Accelerated maturity of all subsequent installments which shall become due by the shareholder;

b.2)                            That the shareholder is in default and consequently, subject to interest on arrears at the rate of one percent (1%) of the amount of the overdue and unpaid installments plus restatement based on the nominal variation of the National Treasury Bonds (OTNs) or any other official index, at the discretion of the Board of Directors;

b.3)                            The Company shall be entitled to file, against the shareholder and joint debtors, an execution action to collect the amounts due or to sell the shares at the Stock Exchange, at the Shareholders’ account and risk, as permitted by Law..

III.      Whenever capital is increased by subscription, the COMPANY shall establish a period no shorter than thirty (30) days for the shareholders to exercise their preemptive rights.

ARTICLE 9

Upon a resolution of the Board of Directors and observing the provisions of Article 30 of Law 6404/76, the COMPANY may negotiate its own shares.

CHAPTER III

SHARES

SECTION I

PROVISIONS APPLYING TO ALL SHARES

ARTICLE 10

The following provisions apply to all Company shares:

I. All COMPANY shares shall be book-entry shares and remain in deposit accounts with BANCO BRADESCO S.A., on behalf of their holders, no certificate being issued, pursuant to Articles 34 and 35 of Law No. 6404/76, of 12/15/1976.

II. Preferred and common shares are entitled to the compulsory minimum dividend of twenty-eight percent (28%) of the net income for the year, established in accordance with Article 202, items I to III, Law No. 6404/76, also observing the provisions of letter “b” of Article 12 of these Bylaws.

III. Ordinary and preferred shares shall participate equally in capital increases derived from net income and reserves, revaluation of assets and yearly capital restatement.

IV. In capital increases, classes of shares may be created or shares may be issued without observing the previous proportional relation between classes and kinds of shares.

V. Provided that the maximum limits established by the Brazilian Securities Exchange Committee are observed, the maintenance agreement relating to book-entry share services may authorize the financial institution to charge the shareholder for the cost of transferring the title to the shares.

SECTION II

COMMON SHARES

ARTICLE 11

Only COMMON shares are entitled to vote the resolutions of the General Meeting.

Sole Paragraph – Fifty-one percent (51%) of the capital with voting rights shall be owned by Brazilian citizens.

SECTION III

PREFERRED SHARES

ARTICLE 12

PREFERRED shares are not entitled to vote and shall enjoy the following advantages:

a)         priority in the proportional, noncumulative receipt of twenty-eight percent (28%) of the net income for the year, as minimum dividend, competing in equal terms with common shares in any dividend allocated above that percentage;

b)        right to dividends at least ten percent (10%) higher than those allocated to common shares;

c)         priority in capital reimbursement in case of liquidation of the Company.

Sole Paragraph –                        Nonvoting preferred shares may acquire this right if the Company fails to pay, for at least three (3) consecutive years, the minimum dividend to which they are entitled and such right shall continue up to the payment of the first next dividend.

ARTICLE 13

Shareholders agreement on purchase and sale or preemptive rights on the acquisition of shares or on exercising voting rights shall be valid, before the Company, only after being filed in the Company’s headquarters.

CHAPTER IV

THE MANAGEMENT

ARTICLE 14

The Company shall be managed by a Board of Directors and a Board of Executive Officers, formed by Brazilian citizens or a majority of Brazilian citizens domiciled in the country, whose shall prevail in decision-making.

Paragraph 1 –                The term of office of the members of the Board of Directors and of the Executive Officers shall be for one year and shall be unified, extending up to the entry upon office of the new administrators, reelection being permitted.

Paragraph 2 -                   The members of the Board of Directors and the Executive Officers shall enter upon office by signing the corresponding installation certificate or by subscribing the minutes of the meeting of election in the corresponding books of minutes of meetings at which time a Declaration of Principles shall also be signed.

SECTION I

BOARD OF DIRECTORS

ARTICLE 15

The Board of Directors shall comprise a minimum of seven (7) to a maximum of eleven (11) members, all of them necessarily being shareholders and shall adopt an Internal Regulation to govern its own activities as well as those of the Committees reporting to it, the rights and duties of other Board of Directors members and its relationship with the Executive Board of Executive Officers and other corporate bodies as well as any other matters deemed convenient.

Paragraph 1 - The General Meeting shall elect the members of the Board of Directors and, among them, the Chairperson.

Paragraph 2 - The Board of Directors shall elect, among its members, one or more Vice Chairpersons who, following the election order, shall substitute for the Chairperson in cases of absence, incapacitation or vacancy.

Paragraph 3 - If a vacancy occurs whereby the number of members of the Board of Directors is reduced below the number fixed in these Bylaws, a General Meeting shall be called within thirty (30) days to fill the vacant positions. The term of office of the new members of the Board of Directors elected to fill the vacancies shall coincide with that of the other members.

ARTICLE 16

The Ordinary Meetings of the Board of Directors shall be held at least once a month, on the dates scheduled in advance in the annual calendar prepared by the Chairperson of the Board of Directors, and the extraordinary meetings whenever necessary, upon a call sent to the members at least twenty-four (24) hours in advance, informing the place, date and time of the meeting, with a brief explanation about the day’s agenda.

Paragraph 1 -                   Notices shall be given by the Chairperson of the Board of Directors or at the request of three (3) of its members and, should the Chairperson fail to comply with it within five (5) days, those members may call the meeting directly, however, to be held at the same address of the Company’s Executive Management.

Paragraph 2 -                   The quorum for the meetings of the Board of Directors shall be a minimum of six (6) of its members.

Paragraph 3 –                Each member of the Board of Directors shall be entitled to one (1) vote in its meetings.

Paragraph 4 -                   Except for the Sole Paragraph to Article 17, the decisions of the Board of Directors shall be adopted, in any case, by the majority voting of the members present and the Chairperson is entitled to the casting vote, without prejudice of his/her own vote.

Paragraph 5 -                   The meetings of the Board of Directors shall be entered in the Book of Minutes of Meetings of the Board of Directors and the resolutions destined to be effective before third parties shall be transcribed as determined by the Board of Directors.

ARTICLE 17

It is incumbent upon the Board of Directors:

I -                         Establish and enforce compliance with the general direction of the Company’s business and of other companies under its control, if any.

II –                    Establish and enforce compliance with all regulations for the operation and administration of the Company, particularly those related to:

a)                         Hiring and management of personnel, personnel allocation, careers, levels, salaries and wages as well as fringe benefits of the employees of the Company;

b)                        Controls, audit, accounting and statistics;

c)                         Acquisition, administration and disposal of permanent assets.

III –              Elect and remove Vice Chairpersons of the Board of Directors and Executive Officers and define their duties and individual fees, in case an aggregate amount is established by the General Meeting.

IV –        Make a resolution, at any time, about the distribution of interim dividends from interim balance sheet accounts, or Retained Earnings or Profit Reserve.

V.          Approve:

a)                   The administrative structure of the Company and respective positions, duties and salaries;

b)                  The Strategic Plan;

c)                   The Yearly Operational Plan and the corresponding capital, investment and financial budgets as well as divestitures;

d)                  Interim balance sheets prepared by the Company;

e)                   The balance sheet, statements of income and annual report to be submitted to the General Meeting;

f)                     The acquisition of assets under property, plant and equipment whenever, due to their nature and/or cost, the amount exceeds that contemplated in a specific project which is an integral part of the Yearly Operational Plan;

g)                  The disposal of assets from property, plant and equipment when, due to its nature and/or amount, they have not been contemplated in the Yearly Operational Plan;

h)                  Interest in other Companies of any nature, as a shareholder or quota holder;

i)                      Nomination of administrators for the controlled, affiliate or associated companies; and

j)                      Any operation exceeding the scope of the Board of Executive Officers or which does not observe the approved budgets, policies and rules of the Board of Directors.

VI –                          Call the General Meetings when required by Law and these Bylaws or whenever deemed convenient.

VII -                         Approve proposals to be submitted to the General Meetings and relating to:

a)         Amendment of the Bylaws;

b)        Modification of Capital Stock;

c)         Merger with another Company, amalgamation into or of other Company;

d)        Creation of other statutory reserves;

e)         Distribution of the profits determined in the annual balance sheet.

VIII - Authorize the Board of Executive Officers to:

a) Waive Corporate rights, unless those rights are derived from the normal course of corporate businesses, and in the case of donations aiming to provide support to social, philanthropic and similar projects and programs, provided that in this case the limit established in the Yearly Operational Plan, letters “g” and “h” to Article 23 of these Bylaws, is observed;

b)             Acquire and dispose of shares or quotas and encumber them, always observing the provisions of Article 35 of these Bylaws

c) Offer collaterals, except in the case of financial operations contemplated in the Annual Operating Plan;

d)             Assign, by means of an agreement with a commercial purpose, and for a definite period of time, whether or not renewable, the use of the trademark “SADIA”, logos, emblems, symbols and other distinct signs which identify the Company, as well as other trade marks, know-how, intellectual property works and patents which are, or may come to be, its property, except in the case of its use in relation to products which, even though processed by third parties, are destined to be exclusively marketed by the Company, provided that observing Article 23, letter “f” of these Bylaws; and

e)              Dispose of, on a definitive basis, trade marks, patents, know-how, characters or any other intellectual work owned by the Company.

IX –               Require, at any time, the examination of specific corporate matters or business and issue general rules or instructions about them to be observed by the Board of Executive Officers.

X -                    Follow up the management and the performance of the Board of Executive Officers.

XI – Create, at any time, on a temporary or permanent basis, committees or work groups, always presided by a member of the Board of Directors and formed by administrators, employees or hired professionals, for the specific purpose of preparing projects, carrying out analysis and making recommendations on certain matters or following up activities in any Corporate area.

XII -            Prepare and approve the Internal Regulation of the Board of Directors and the Code of Conduct of the Company.

XIII -        Evaluate formally the results achieved by the Company.

Sole Paragraph -                         The matters referred to under numbers I, III, IV, letters “a”, “b”, “c”, “f” and “g” of number V; under number VII, letters “a” and “c” of number VIII and under number XII may only be approved by the vote of at least half plus one of the acting members of the Board of Directors.

XIV – Appoint and remove independent auditors for the Company.

ARTICLE 18

It is incumbent upon the Chairperson of the Board of Directors:

I -                         Comply with and enforce compliance with these Bylaws, the Internal Regulation of the Board of Directors, the Code of Conduct of the Company, the resolutions of the General Meeting and of the Board of Directors and keep abreast of the corporate operations.

II -                   Safeguard, within the scope of its duties, the effectiveness of the shareholders agreement filed in its main headquarters.

III -                 Formally convene the General Meetings and chair them.

III -                 Call and chair the meetings of the Board of Directors.

IV –              Provide guidance to the Board of Executive Officers on resolutions approved by the Board of Directors.

SECTION II

AUDIT COMMITTEE

ARTICLE 19

The Audit Committee is a technical permanent body whose duty is to assist the Board of Directors. It is formed by three (3) to five (5) members of the Board of Directors, elected by the Board of Directors for an annual term of office. Three (3) of them should be compulsorily independent members as defined in its Internal Regulation. At least one (1) of the independent members shall have proven experience and knowledge of finance and controls, including some understanding of international accounting standards.

Paragraph 1 -                   The Audit Committee shall have, among its members, a Coordinator appointed by the Board of Directors at the same meeting that formed it.

Paragraph 2 -                   The Internal Regulation of the Audit Committee shall establish how it shall be called, the frequency of meetings and any other formalities regarding the participation of guests and the resolutions to be made by this body.

Paragraph 3 -                   The non-independent members of the Audit Committee shall not be entitled to vote the collegiate resolutions of this body.

ARTICLE 20

It is specifically incumbent upon the Audit Committee, without prejudice of a better detailing of its duties in its Internal Regulation:

I.                    Monitor the effectiveness of the procedures relating to the annual and other regular financial reports of this Company;

II.                Verify the maintenance of efficient accounting systems and internal controls, overseeing them on an ongoing basis;

III.            Monitor the risk management system relating to the internal control environment of this Company;

IV.            Analyze in advance the reports to be submitted to the Brazilian and to the U.S. Securities and Exchange Commission (CVM and SEC);

V.                Select and refer external auditors to be engaged, including their respective proposals and fees, to the Board of Directors, for approval;

VI.            Approve in advance the engagement, by the Company, of all other services to be rendered by external auditors, particularly consulting services, ensuring compliance with the applicable legislation;

VII.        Establish procedures for investigating and taking action in cases of misconduct as well as in relation to receiving, handling and responding to accusations relating to accounting practices, internal controls in the issuance of financial reports and internal audit;

VIII.    Analyze, prior to submitting to the Board of Directors, transactions with Related Parties, as referred to in the current legislation;

IX.           Propose to the Chairperson of the Board of Directors, when preparing the operational plan, an amount to be included in the annual budget of the Board of Directors and required to fund the activities of the Audit Committee; and

X.               Supervise the services and prepare a formal evaluation of the performance of the internal audit of this Company.

SECTION III

THE BOARD OF EXECUTIVE OFFICERS

ARTICLE 21

The Board of Executive Officers shall comprise a minimum of seven (07) and a maximum of twenty-five (25) members, whether or not shareholders, being one of them appointed Managing Officer and the remaining designated Officers, all of them elected by the Board of Directors. The Board of Directors shall also designate their titles and respective fees in the election act.

ARTICLE 22

The Board of Executive Officers shall be convened at least once a month, called by the Managing Officer or, in his/her absence, by at least three (3) Officers jointly, whatever their titles, and the minutes of such meetings shall be transcribed in the pertinent book.

Paragraph 1 – The meetings of the Board of Executive Officers shall be presided by the Managing Officer or, in his/her absence, by any Officer, as provided for in Article 23, letter “l”.

Paragraph 2 – The quorum for meetings of the Board of Executive Officers shall be at least seven (7) Officers and resolutions shall be approved by majority voting.

ARTICLE 23

With the observance of the scope of duties of the Board of Directors, it shall be incumbent upon the Board of Executive Officers:

a)              Manage the corporate business seeking to safeguard the interests of the Company, carrying out and enforcing compliance with the laws, these Bylaws and the resolutions approved by the General Meeting and by the Board of Directors.

b)             Submit to the Board of Directors the matters referred to under Article 17, item IV and V, letters “b”, “c”, “d” and “e” of item VIII and item IX of these Bylaws.

c)              Approve or validate loans, funding and leases;

d)             Approve the acquisition, disposal e renting of property, plant and equipment, observing the provisions of letters “f” and “g” of item V of Article 17 of these Bylaws;

e)              Approve the offer of collaterals in financial operations contemplated in the Annual Operating Plan as well as provide guarantees and/or collaterals to its subsidiaries in loan, funding and lease operations;

f)                Approve the assignment for temporary use of trade marks, know-how, patents and intellectual property works, owned by the Company, provided that (1) in connection with industrial processing of products by third parties, to be marketed by the Company on an exclusive basis; or (ii) authorization be granted for the use of trademarks and intellectual property works solely for the purposes of dissemination, not intended for commercial use;

g)             Waive Corporate rights, observing the provisions in Article 17, item VIII, letter “a” of these Bylaws;

h)             Approve donations aiming to provide support to social, philanthropic and similar projects and programs, provided that the limit established in the Yearly Operational Plan is observed;

i)                 import machines, equipment pieces and products for own use, transformation or resale;

j)                 Appoint proxies or attorneys-in-fact, representatives or agents in the Brazilian territory and abroad, observing the provisions in Article 24, item I, letter “e” of these Bylaws;

k)              Approve the setting up and windup of industrial, commercial and service units as well as branches and deposits;

l)                 Designate to any of its member the duties of a Officer in his/her absences or incapacitation.

Sole Paragraph -                     Notwithstanding the provisions in Paragraph 1 of Article 22, the meetings of the Board of Executive Officers for resolution on the matters referred to under letter “d” shall necessarily be presided by the Managing Officer.

ARTICLE 24

Except for the acts within the exclusive scope of the Board of Executive Officers, as a collective body, it shall be incumbent upon the Executive Officers:

I -          INDIVIDUALLY

a)           Carry out and enforce compliance with these Bylaws and the resolutions approved by the General Meeting and by the Board of Directors.

b)          Represent the Company before Courts or third parties and Governmental, State and Municipal Authorities.

c)           Hire and dismiss technicians or employees in any category, in accordance with letter “a” of item II of Article 17;

d)          Receive, release, issue, endorse, discount and accept trade bills, pay and redeem notes, promote collections, open accounts in banking establishments, endorse checks for deposits and make interaccount transfers of money on behalf of the Company;

e)           Sign instruments relating to the actions authorized by the Board of Directors, as referred to in item VIII of Article 17, and those approved by the Board, as per letters “c” to “l” of Article 23 of these Bylaws;

f)             Practice all other acts required for the development of corporate businesses which, according to law and these Bylaws, are not dependent upon a prior authorization by the General Meeting or a decision by the Board of Executive Officers.

II –          JOINTLY, UPON THE SIGNATURE OF TWO DIRECTORS

 a)        Issue and endorse Promissory Notes and accept Bills of Exchange;

 b)       Issue checks or Rural Promissory Notes;

Paragraph 1 -                The powers under item I and letter “b” of item II may be granted through a power-of-attorney.

Paragraph 2 -                  Exceptionally, whenever issuing checks for payment of raw materials at individual purchasing stations, these powers may, at the discretion of the Board of Executive Officers, be exercised by one Officer or by an attorney-in-fact.

Paragraph 3 –               In the companies in which the Company is a shareholder, the Company may be represented by any of the Officers, previously appointed by the Executive Board of Executive Officers for this purpose or by an attorney-in-fact with special powers, as provided for in Paragraph 1 of article 126 of Law No. 6404/76.

SECTION IV

ADVISORY COUNCIL

ARTICLE 25

The Advisory Council shall comprise a minimum of seven (7) to a maximum of fifteen (15) members, whether or not shareholders, one of them being appointed Chairperson and another Vice Chairperson, elected and removed at any time by the Board of Directors, for a term of office of one (1) year, reelection being permitted.

Paragraph 1 –                When electing the members of the Advisory Council, the Board of Directors shall appoint its Chairperson and Vice Chairperson.

Paragraph 2 -                   Except for the Chairperson and Vice Chairperson of the Board of Directors – who shall be native members of the Advisory Board – no other Management member is permitted to be a member of this body.

Paragraph 3 -                The members of the Advisory Council shall enter their respective offices by signing the Installation Certificate, to be transcribed on the book of minutes of meetings of this body.

ARTICLE 26

The Advisory Council shall convene ordinary meetings on a quarterly basis and, extraordinary meetings whenever requested by the Board of Directors through its Chairperson.

Paragraph 1 –                It is incumbent upon the Chairperson of the Advisory Board or, in his/her absence, to the Vice Chairperson, to call, convene and chair the meetings of this body.

Paragraph 2 -                   The quorum for the meetings of the Advisory Council shall be a minimum of half plus one of its acting members.

ARTICLE 27

It is incumbent upon the Advisory Council to issue its opinion on matters of relevant interest to the Company and, irrespective of any request, to keep the Board of Directors, informed about relevant matters which may come to the knowledge of its members.

CHAPTER V

GENERAL MEETING

SECTION I

CONVENING MEETINGS AND MAKING RESOLUTIONS

ARTICLE 28

A lawfully called and convened General Meeting is the highest body of the Company, capable of resolving all matters and making any resolutions, including those relating to amendments to these Bylaws.

ARTICLE 29

General Meetings are held, on an ordinary basis, within the four (4) months following the closing of the fiscal year, for the purposes contemplated in the Law and, on an extraordinary basis, whenever corporate interests so require.

ARTICLE 30

Save for the exceptions contemplated in the Law, a General Meetings is constituted whenever, on a first call, shareholders representing a minimum of twenty-five percent (25%) of the Capital Stock with voting rights are present and, on a second call, any number of the shareholders present.

ARTICLE 31

Regularly made resolutions of the General Meetings shall bind all shareholders, in spite of those absent or dissenting, as provided for by the Law and these Bylaws.

ARTICLE 32

General Meetings convened in accordance with Law shall be chaired by the Chairperson of the Board of Directors who will appoint one or more secretaries from among the shareholders present.

Sole Paragraph -                          In the absence of the Chairperson, the General Meeting shall be chaired by one of the Vice Chairpersons of the Board of Directors, observing the order of election and, in the absence of both, by a member of the Board of Directors appointed by the shareholders.

ARTICLE 33

In the event that the General Meeting cannot be held on the scheduled date, due to lack of legal quorum, a second call shall be made in the same manner of the first, spaced by a minimum of eight (8) days between the first publication of the advertisement and the date of the General Meeting which, in this case, shall be convened with any number of attendees.

SECTION II

ORDINARY SHAREHOLDERS MEETING

ARTICLE 34

Ordinary General Meetings shall be held to:

I –                        Receive the Management accounts and examine, discuss and vote the financial statements;

II –                    Make a resolution about the appropriation of net income for the year and the distribution of dividends.

III -                   Elect the members of the Board of Directors and of the Fiscal Council, as the case may be.

IV –                Approve the restatement of the Capital Stock in the cases contemplated by Law No. 6404/76 and these Bylaws.

V -                       Fix the compensation of the administrators and of the members of the Fiscal Council, when called.

SECTION III

EXTRAORDINARY GENERAL MEETING

ARTICLE 35

Whenever held on an extraordinary basis, a General Meeting shall make resolutions only about the matters for which it was called.

ARTICLE 36

It is incumbent upon the General Meeting to authorize the disposal or pledge of quotas or shares with voting rights of a legal entity whose control of the voting capital is directly or indirectly owned by the Company whenever the disposal or pledge implies the risk of losing that control.

CHAPTER VI

AUDIT COMMITTEE

ARTICLE 37

The Audit Committee shall be permanent and have the powers established in the Law, being formed by a minimum of three (3) and a maximum of five (5) permanent members and an equal number of substitutes, whether or not shareholders, elected by the General Meeting for a one-year mandate.

Sole Paragraph – The permanent members of the Audit Committee shall receive monthly fees, observing the minimum amount established by Law, to be fixed by the General Meeting that elected them.

CHAPTER VII

THE FISCAL YEAR, THE BALANCE SHEET AND THE RESULTS

SECTION I

THE FISCAL YEAR AND THE BALANCE SHEET

ARTICLE 38

The fiscal year shall end at December 31 of every year, when the Executive Board of Executive Officers shall prepare the Company’s financial statements, based on the commercial accounting of the Company and expressing clearly its situation and the changes occurred in the year:

I –                        Balance Sheet;

II–                       Statement of Year-to-Date net income and losses or changes in shareholders equity;

III -                   Statement of income for the year;

IV –                Statement of changes in financial position.

ARTICLE 39

The books and records of the Company shall be examined by an independent audit firm selected by the Board of Directors.

SECTION II

DISTRIBUTION OF NET INCOME

ARTICLE 40

The General Meeting shall make a resolution about the distribution of net income for the year as determined by the balance sheet and proposed by the Board of Directors, accompanied by the opinion of the Fiscal Council, if active, observing the following criteria:

I -                Five percent (5%) of the net income for the Legal Reserve Fund, up to the amount established by the Law on Capital Stock.

II –         An amount equivalent to twenty-eight percent (28%) of Net Income for the year as a portion required for the payment of the minimum dividend of preferred and common shares, such net income being reduced or increased by the amounts contemplated in items I, II and III, Article 202 of Law No. 6404/76, also observing the provisions of item “b” of Article 12 of these Bylaws.

III -        Up to ten percent (10%), after deducting any accumulated losses and the provision for income tax, as the participation of the administrators.

IV -        A minimum of fifteen percent (15%) and a maximum of sixty percent (60%) on net income, as Special Expansion Reserve, destined to fund the expansion plans of the Company, up to reaching seventy percent (70%) of the capital.

V -            Up to five percent (5%) to set up a Special Fund for Research and Development, up to reaching ten percent (10%) of the capital.

VI –     The remainder shall be destined as proposed by the administration bodies to the General Meeting.

Paragraph 1 -                   The amount corresponding to the participation of the administrators shall be distributed solely if the minimum dividend to the shareholders contemplated in these Bylaws has been guaranteed.

Paragraph 2 -                   The distribution of dividends and bonuses shall observe the periods of time defined in the Law.

Paragraph 3 -                   Whenever the subscribed capital is increased, the dividends corresponding to that period may be distributed on a “pro rata tempore” basis from the paid-up capital.

Paragraph 4 -                   The amounts paid from pre-existing Retained Earnings and/or Profit Reserves accounts are an integral part of the minimum dividend established in item II of this article.

Paragraph 5 -                   If the minimum dividend is paid from the pre-existing Retained Earnings and/or Profit Reserves accounts, a portion of the Net Income for the year, corresponding to the amount of the paid dividend, may be appropriated to reestablish the reserves used.

Paragraph 6 -                   The Company may pay interest on the shareholders’ own capital as dividends.

CHAPTER VIII

COMPANY WINDUP

ARTICLE 41

The Company may be liquidated in the cases contemplated in the Law or upon a resolution of the General Meeting.

Sole Paragraph -                          It is incumbent upon the General Meeting to establish the liquidation mode and to elect the liquidators and the members of the Fiscal Council who will be active during the liquidation period.

CHAPTER IX

MISCELLANEOUS

ARTICLE 42

In addition to the official gazette Diário Oficial do Estado de Santa Catarina, the publications required by the Law and by these Bylaws shall be made on the same press institution where the minutes or the abstract of the minutes of the Shareholders approving these Bylaws have been published until any change is advised to the shareholders for annotation in the minutes of the Ordinary General Meeting.

I certify that these Bylaws are a faithful copy of the text approved by the Extraordinary General Meeting held on 04.29.2005, entered in the Book of Minutes of the General Meetings 01 of this Company and duly signed.

Luiz Gonzaga Murat Junior

SECRETARY